UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012

Tower Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50990	13-3894120
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Broadway, 31st Floor

New York, NY 10271

(Address of principal executive offices)

(212) 655-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Tower Group, Inc. (the “Company”) is providing the following information regarding expected losses resulting from Superstorm Sandy:

The Company has current claims associated with Superstorm Sandy of 17,705 as of November 20, 2012. The Company notes that claims for Hurricane Irene reported to it 22 days after the event were 6,133. Ultimate claims from Hurricane Irene were 7,690. These claim counts do not include claims reported to the Reciprocal Exchanges.

As a result of Hurricane Irene, the Company made changes in its commercial business underwriting appetite. Specifically, the Company reduced offerings of commercial flood exposures by 27% in New York and 31% in New Jersey, with more significant reductions in both states in areas which were designated flood zones A and B. Moreover, the Company’s New York commercial general business mix is concentrated in habitational commercial exposures which the Company believes will have less exposure to business interruption risk compared to other commercial businesses such as manufacturing and retail.

The Company believes that its current estimate of a net $95 million pre-tax loss from Superstorm Sandy in its direct insurance business continues to be appropriate.

The estimate of $15 million to $20 million from the Company’s assumed reinsurance business is also believed to be adequate, although the reporting patterns on this business emerge more slowly than those of its direct insurance business.

Finally, recovery under the industry loss warranties purchased by the Company will depend on the industry reported loss for Superstorm Sandy. At an industry loss event that exceeds $10 billion but is less than $15 billion, the Company will recover $10 million; at an industry loss event that exceeds $15 billion, the Company will recover $20 million. Such industry loss would include privately insured losses from Virginia and all states northeast of Virginia.

The information under this Item 7.01 and shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tower Group, Inc.
Registrant

Date: November 27, 2012	/s/ William E. Hitselberger
WILLIAM E. HITSELBERGER Executive Vice President, Chief Financial Officer